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                     August 5, 2021

       Lance Rosenzweig
       Chief Executive Officer
       Support.com, Inc.
       1521 Concord Pike
       Suite 301
       Wilmington, DE 19803

                                                        Re: Support.com, Inc.
                                                            Form 10-K for
Fiscal Year Ended December 31, 2020
                                                            Filed March 30,
2021
                                                            File No. 001-37594

       Dear Mr. Rosenzweig:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology